Filed Pursuant to Rule 424(b)(7)

Registration No. 333-122149

PROSPECTUS SUPPLEMENT NO. 12

TO PROSPECTUS DATED DECEMBER 1, 2005

50,000,987

COMMON SHARES

This prospectus supplement supplements information contained in the prospectus dated December 1, 2005 covering resale by selling shareholders of 50,000,987 of our common shares. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

Investing in our common shares involves risk. See “Risk Factors” beginning on page 2 of the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in the table appearing under the caption “Selling Shareholders” in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto:

	Prior to the Offering		Number of Common Shares Registered for Resale	After the Offering
Name of Selling Shareholder	Number of Common Shares Beneficially Owned	Percentage of Common Shares Outstanding		Number of Common Shares Beneficially Owned	Percentage of Common Shares Outstanding
Senior Management, Their Transferees and Certain Other Holders:
Hill School of Minnesota, Inc.[1]	4,000	*	4,000	—	—
Harbor House Community Service Center[2]	1,060	*	1,060	—	—

August Capital Transferee:

The Long Now Foundation[3]	460	*	460	—	—

*	Less than one percent of the Seagate common shares outstanding as of January 27, 2006.
1	Merry Beth Hovey, Treasurer of Hill School of Minnesota, Inc., exercises dispositive power over the Seagate common shares.
2	Mary Anne Griffin, Scott Worcester and Stephen Homer, the President, the Vice President and the Treasurer, respectively, of the Harbor House Community Service Center, exercise dispositive power over the Seagate common shares.
3	Alexander Rose and Stewart Brand, the Executive Director and the Board President, respectively, of The Long Now Foundation, exercise dispositive power over the Seagate common shares.

The date of this prospectus supplement is June 1, 2006.